REINSURANCE AGREEMENT
Between
Talcott Resolution Life Insurance Company
of Windsor, Connecticut
(Ceding Company)

And
TR Re, Ltd.
of Hamilton, Bermuda
(Reinsurer)

Effective
October 1, 2021

Table of Contents
Articles
Article 1    Definitions    2
Article 2    Parties to Agreement    9
Article 3    Basis of Reinsurance    10
Article 4    Reinsurer’s Liability    10
Article 5    Initial Consideration    11
Article 6    Reinsurance Consideration    12
Article 7    Reinsurance Expense Allowance    13
Article 8    Reinsurance Benefits    13
Article 9    Modified Coinsurance Adjustment    14
Article 10    Credit for Reinsurance; Funds Withheld    15
Article 11    Reporting and Settlement    16
Article 12    Inuring Reinsurance    17
Article 13    Recapture    18
Article 14    Offset    19
Article 15    Insolvency    19
Article 16    Dispute Resolution    20
Article 17    Arbitration    21
Article 18 General Account Portfolios; Separate Accounts; Investment Guidelines; Hedging 22
Article 19 Entire Agreement    26
Article 20 Non-Guaranteed Elements; Changes    27
Article 21    General Provisions    28
Article 22 Terminal Cash Settlement    30
Article 23 Commencement and Termination    32
Article 24    Proprietary Information; Confidentiality    32
Article 25 Administration    34
Article 26    Notices    35
Schedules
A    Inuring Reinsurance
B    Quota Share
C    Segregated Portfolios
D    Excluded Terminal Funding Cases
Exhibits
I    Investment Guidelines

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Annuity Reinsurance Agreement
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Article 1
Definitions
1.01 Definitions. As used herein for purposes of this Agreement, the following terms have the following respective meanings:
“Accounting Period” means one calendar month except that the first Accounting Period shall start at the Effective Date and end as of the last day of the calendar month in which the Closing Date occurs and the final Accounting Period shall end on the Recapture Effective Date or termination effective date, as applicable.
“Accounting Report” shall have the meaning set forth in Section 11.02. “Agreement” shall have the meaning set forth in Section 2.02.
“Book Value” means, with respect to an asset, as at any date of determination, the statutory book value of such asset (including investment income due and accrued thereon) on the statutory financial statements filed by the Ceding Company with the insurance regulatory authorities in its state of domicile, calculated in accordance with SAP.
“Books and Records” means all books and records developed or maintained under or related to this Agreement or the Business Reinsured.
“BSCR Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of “Total Capital” to the “Bermuda Solvency Capital Requirement” of the Reinsurer, each as prescribed by the Bermuda Monetary Authority in effect at the time the calculation is made, as calculated in accordance with the then-prevailing “Bermuda Solvency Capital Requirement” factors.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Connecticut or Bermuda are required or permitted to be closed.
“Business Reinsured” shall have the meaning set forth in Section 3.01. “Ceding Commission” means [REDACTED].
]
“Ceding Company” shall have the meaning set forth in Section 2.01.
[REDACTED]
“Closing Date” means December 30, 2021.
“Coinsurance Business” means Terminal Funding Business issued by the Ceding Company.
“Coinsurance Reserve” means the Quota Share of the Net Statutory Reserve for the Coinsurance Business.
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[REDACTED]
“Commissions” means compensation (including both fronted and trail commissions) and other servicing and administration fees payable by the Ceding Company with respect to the Business Reinsured to or for the benefit of distributors who marketed or produced the Business Reinsured.
“Contest” shall have the meaning set forth in Section 25.03.
“Contract” means, with respect to any Person, any written agreement, contract, lease, instrument or other written, legally binding obligation to which such Person is a party or is otherwise subject or bound.
“Contract Value” means, for Variable Annuity Business, the Fund Value attributable to the Separate Accounts for such contracts plus the value allocated by the contractholders to the Ceding Company’s general account. For VA Annuitization business, Contract Value is zero.
“Contract Value Expense Allowance” [REDACTED]
The Contract Value Expense Allowance applies to
the Contract Value for Variable Annuity Business.
“Contractholder Initiative” means, any initiative by the Ceding Company targeting a class of contractholders under the Business Reinsured, which is intended or could be reasonably anticipated to result in a change in contractholder behavior that would materially impact the Reinsurer’s risk or liability or the Reinsurer’s profitability under this Agreement.
“Delayed Payment Interest Penalty” is equal to the amount due, times the Delayed Payment Interest Rate (prorated for the number of days the amount is overdue using a 360-day year).
"Delayed Payment Interest Rate” is equal to [REDACTED]    plus the three (3) month nominal constant maturity treasury rate, as published by the United States Federal Reserve in daily release H.15 on the website https://www.federalreserve.gov/releases/h15/ at the end of the day immediately preceding the period with respect to which a Delayed Payment Interest Penalty is to be calculated.
“Effective Date” shall have the meaning set forth in Section 23.01.
“Effective Date IMR” means the Ceding Company’s Interest Maintenance Reserve with respect to the Business Reinsured that was created on or before the Effective Date.
“Error” shall have the meaning set forth in Section 21.07.
“Extra-Contractual Obligations” means all liabilities and obligations to any Person (including a Governmental Authority) arising out of or relating to the Business Reinsured (other than liabilities or obligations arising under the express terms and conditions, and within the limits, of the Business Reinsured), including any liability for fines, penalties, taxes, fees,

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forfeitures, compensatory or punitive, exemplary, special, treble, bad faith, tort or any other form of extra-contractual damages awarded against or paid by the Ceding Company, including all legal fees and expenses relating thereto, which liabilities or obligations arise from any act, error or omission, whether intentional, negligent or in bad faith, arising out of (i) the form, sale, marketing, underwriting, production, issuance, cancellation or administration of the Business Reinsured; (ii) the investigation, defense, trial, settlement or handling of claims, benefits or payments under the Business Reinsured; (iii) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Business Reinsured, including unclaimed property liabilities arising under or relating to the Business Reinsured; (iv) the failure of the Business Reinsured to qualify for their intended tax status; or (v) to the extent not included in the foregoing, any ex gratia payments.
“Force Majeure” shall have the meaning set forth in Section 21.09.
“Forethought Treaty” means the reinsurance agreement between the Ceding Company and Forethought Life Insurance Company, effective April 25, 2012.
“Fund Value” means the separate account assets associated with the Variable Annuity Business.
“Funds Withheld Adjustment” shall have the meaning set forth in Section 10.03.
“Funds Withheld Assets” means the assets held by the Ceding Company in the General Account Portfolios in support of the Coinsurance Reserve and the IMR Amount.
“General Account Modified Coinsurance Business” means the Modified Coinsurance Business other than the Variable Annuity Business attributable to the Separate Accounts.
“General Account Portfolios” means the portfolios identified as “General Account Portfolios” in Schedule C which hold the general account assets supporting the Business Reinsured.
“GMWB Riders” means riders which provide guaranteed minimum withdrawal benefits and which are associated with the Variable Annuity Business.
“Governmental Authority” means any court, arbitral, tribunal, federal, provincial, state or local government or administration, or regulatory or other governmental authority, commission or agency (including any industry or other self-regulatory body), domestic or foreign.
“HCTR” means the highest corporate tax rate then in effect (the rate in effect as of the Closing Date is 21%, as set forth in Section 11(b) of the Internal Revenue Code of 1986, as amended).
[REDACTED]
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[REDACTED]
“IMR Amount” means, as of any date of determination, the Effective Date IMR plus the Post-Effective IMR, each to the extent unamortized as of such date of determination.
“Initial Consideration” shall have the meaning set forth in Section 5.01.
“Initial Funds Withheld Adjustment” shall have the meaning set forth in Section 5.03.
“Initial Modified Coinsurance Adjustment” shall have the meaning set forth in Section 5.02.
“Interest Allowance” shall mean an annual rate mutually agreed upon by the Parties which is intended to represent a reasonable borrowing cost taking into account current market conditions. [REDACTED]
“Interest Maintenance Reserve” means the reserve determined in accordance with SAP, the purpose of which is to amortize realized capital gains and losses resulting from fluctuations in the interest rate.
“Internal Replacement” means a formal program or systematic efforts initiated by the Ceding Company or its affiliates under which a contract owner or one or more annuitant(s) is offered the opportunity to replace a reinsured contract with another contract or to replace a reinsured rider with another rider. Internal Replacement shall not include any retail exceptions made by the Ceding Company at the request of a contract owner or one or more annuitant(s).
“Inuring Reinsurance” means any reinsurance agreement under which any portion of the Business Reinsured is ceded to a reinsurer other than the Reinsurer, including, as of the Effective Date, those reinsurance agreements listed on Schedule A-1, but excluding any reinsurance under which the Ceding Company cedes a quota share of any contracts included in the Structured Settlement Business, Terminal Funding Business or the Variable Annuity Business, which reinsurance includes, as of the Effective Date, those reinsurance agreements listed on Schedule A-2.
“Inuring Reinsurance Premium Allowance” means an amount for any Accounting Period equal to the sum of the applicable Quota Share of [(a) – (b)] for each of the types of Business Reinsured, where:
(a)equals the reinsurance premiums payable by the Ceding Company to any reinsurer under the Inuring Reinsurance; and
(b)equals the refunds of reinsurance premiums due the Ceding Company by any reinsurer under the Inuring Reinsurance.
“Inuring Reinsurance Recoveries” means an amount for any Accounting Period equal to all amounts payable to the Ceding Company by any reinsurer under the Inuring Reinsurance.
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“Investment Credit on Funds Withheld Assets” shall have the meaning set forth in Section 10.04.
“Investment Credit on Modified Coinsurance Assets” shall have the meaning set forth in Section 9.02.
“Investment Guidelines” means those guidelines for the investment of assets in the General Account Portfolios as set forth in Exhibit I or as otherwise agreed between the Parties.
“Modified Coinsurance Adjustment” shall have the meaning set forth in Section 9.01.
“Modified Coinsurance Assets” means (a) the assets held by the Ceding Company in the General Account Portfolios in support of the Modified Coinsurance Reserve and (b) the [REDACTED]

“Modified Coinsurance Business” means Business Reinsured other than Coinsurance
Business.
“Modified Coinsurance Reserve” means the sum of the Net Statutory Reserve for each of the types of Business Reinsured within the General Account Modified Coinsurance Business, each multiplied by the applicable Quota Share for the type of Business Reinsured.
“Net Initial Consideration” shall have the meaning set forth in Section 5.04.
“Net Statutory Reserve” means the Statutory Reserve inclusive of the impact of Inuring Reinsurance.
“Non-GMWB Riders” means all riders associated with Variable Annuity Business which are not GMWB Riders.
“Non-Guaranteed Element Policy” means the Ceding Company’s policy for the setting of Non-Guaranteed Elements on business written by the Ceding Company (including the Business Reinsured) as adopted by the Ceding Company’s Board of Directors.
“Non-Guaranteed Elements” means the definition of “nonguaranteed charges or benefits” set forth in Actuarial Standard of Practice 2 – Non-Guaranteed Charges or Benefits for Life Insurance Policies and Annuity Contracts in effect as of the Effective Date and any successor rules for such Non-Guaranteed Elements as in effect from time to time.
“Non-Routine Expenses” means expenses that are directly incurred in connection with the contest or the possibility of a contest of a claim or the assertion of defenses, including legal expenses and Extra-Contractual Obligations.
“Nonpayment Termination Notice” shall have the meaning set forth in Section 23.02.
[REDACTED]
“Owner” shall have the meaning set forth in Section 24.01.
“Party” and “Parties” shall have the meaning set forth in Section 2.01.
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“Past Due Amount” shall have the meaning set forth in Section 23.02.
"Per Contract Expense Allowance" The Per Contract Expense Allowance applies to Structured Settlement Business, Terminal Funding Business and Variable Annuity Business (including VA Annuitization Business). The Per Contract Expense Allowance does not apply to GMWB Riders or Non–GMWB Riders.
“Period Certain Structured Settlement Business” means structured settlement business in which the payout is structured over a defined period of time and is not life contingent.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, unincorporated organization, governmental authority or other entity.
“Post-Effective IMR” means the Ceding Company’s Interest Maintenance Reserve with respect to the Business Reinsured that was created after the Effective Date as a result of gains or losses incurred due to the sale of any Funds Withheld Assets or Modified Coinsurance Assets.
[REDACTED]
“Premiums” means premiums, considerations, deposits, and all charges, fees and similar receipts, including management fees, marketing and distribution fees, cost of insurance charges, premium loads, record-keeping fees, policy loan fees, mortality and expense risk charges, administrative expense charges, rider charges, contract maintenance charges, back-end sales loads and other considerations billed separately and any revenue-sharing or other payments paid or payable to the Ceding Company or any of its Affiliates by any mutual fund organization attributable to the use of such organization’s mutual funds as funding vehicles to the extent attributable to the Business Reinsured. Premiums shall exclude fees paid to the Ceding Company as part of a request to assign a Structured Settlement Business contract.
“Proprietary Information” shall have the meaning set forth in Section 24.01.
“Quota Share” shall have the meaning set forth in Schedule B with respect to the type of Business Reinsured.

“Recapture Effective Date” shall have the meaning set forth in Section 13.02.

“Recipient” shall have the meaning set forth in Section 24.01.

“Reinsurance Benefits” shall have the meaning set forth in Section 8.01.

“Reinsurance Consideration” shall have the meaning set forth in Section 6.01.

“Reinsurance Expense Allowance” shall have the meaning set forth in Section 7.01.
“Reinsurer” shall have the meaning set forth in Section 2.01.
[REDACTED]
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[REDACTED]
“Representatives” means a Party’s officers, directors, employees, agents or professional advisors including accountants, actuaries and attorneys.
“Reserve Credit” shall have the meaning set forth in Section 10.01.
“SAP” means the statutory accounting principles, consistently applied, as prescribed or permitted by the insurance regulatory authorities in the Ceding Company’s state of domicile.
“Segregated Portfolios” means the General Account Portfolios, the [REDACTED] and the Separate Accounts.
“Separate Accounts” means the separate accounts listed in Schedule C which hold the assets supporting the Fund Value of the Variable Annuity Business.
“Services” shall have the meaning set forth in Section 25.01
“Standard Life Structured Settlement Business” means structured settlement business underwritten as standard mortality. Standard Life Structured Settlement Business shall exclude Period Certain Structured Settlement Business.
“Statutory Reserve” means the gross statutory reserves required with respect to the Business Reinsured calculated in accordance with SAP and applicable valuation laws, regulations and generally accepted actuarial guidelines to which the Ceding Company is subject on each valuation date.
“Structured Settlement Business” means single premium individual annuity contracts issued primarily from the settlement of personal injury and worker’s compensation claims. Contractual benefits consist of periodic and lump sum benefits. There are no cash settlement options, surrender values or loans available under these contracts. For purposes of this Agreement, Structured Settlement Business shall be comprised of Period Certain Structured Settlement Business, Standard Life Structured Settlement Business and Substandard Life Structured Settlement Business.
“Substandard Life Structured Settlement Business” means structured settlement business underwritten as substandard mortality. Substandard Life Structured Settlement Business shall exclude Period Certain Structured Settlement Business.
“Tax Treatment” shall have the meaning set forth in Section 24.05.
“Terminal Cash Settlement” shall have the meaning set forth in Section 22.01 or Section 22.03, as applicable.
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“Terminal Funding Business” means group annuity contracts which provide guaranteed payments to a designated group of participants under a group benefit plan. These contracts are characterized by a single premium followed by a stream of annuity benefit payments. Terminal Funding Business excludes contracts listed in Schedule D.
“Unamortized Ceding Commission” means, as of any date of determination, the unamortized portion of the Ceding Commission as of such date of determination, [REDACTED]
.
“VA Annuitization Business” means annuity contracts continued or issued as a result of the contractholder or annuitant’s election, after the Effective Date, of an annuitization option under the terms of a Variable Annuity Business contract reinsured under this Agreement. Such annuitizations may be either fixed or variable.
“Variable Annuity Business” means annuity contracts which provide contractholders with the opportunity to participate in stock market appreciation on a tax-deferred basis, often with guarantees which reduce the risk of market downturns. Variable Annuity Business shall exclude GMWB Riders and Non-GMWB Riders but shall include VA Annuitization Business.
1.02 Other Definitional Provisions.
a.For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole (including all Articles, Sections, Paragraphs, Exhibits and Schedules of this Agreement) unless otherwise indicated.
b.The terms “include,” “includes” or “including” will be deemed to be followed by the words “without limitation.”
c.Whenever used in this Agreement, the masculine gender shall include the feminine and neutral genders.
d.All references herein to Articles, Sections, Paragraphs, Exhibits and Schedules shall be deemed references to Articles, Sections and Paragraphs of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.
Article 2
Parties to Agreement
2.01 This is an indemnity reinsurance agreement solely between Talcott Resolution Life Insurance Company, a Connecticut insurance company (the “Ceding Company”), and TR Re, Ltd., a Bermuda insurance company (the “Reinsurer”). The Ceding Company and the Reinsurer may be referred to individually as a “Party,” and collectively as the “Parties”.
2.02 This agreement together with all Schedules, Exhibits and Appendices attached hereto, along with any amendments entered into hereinafter, (this “Agreement”) is solely
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between the Reinsurer and the Ceding Company. In no instance will any Person other than the Reinsurer and the Ceding Company have any rights under this Agreement. The Reinsurer will have no obligation to any insured, owner, or beneficiary under the Business Reinsured.
2.03 This Agreement will be binding upon the Ceding Company and the Reinsurer and their respective successors and permitted assigns.
Article 3
Basis of Reinsurance
3.01 Business Reinsured. This Agreement shall cover the following business issued by the Ceding Company, excluding all such business reinsured under the Forethought Treaty, collectively the “Business Reinsured”:
a.GMWB Riders;
b.Non-GMWB Riders;
c.Structured Settlement Business;
d.Terminal Funding Business; and
e.Variable Annuity Business.
3.02 Basis of Reinsurance. Subject to the terms and conditions of this Agreement, the Ceding Company hereby cedes and the Reinsurer hereby reinsures:
a.the applicable Quota Share of the liability of the Coinsurance Business on a coinsurance with funds withheld basis;
b.the applicable Quota Share of the liability of each of the types of Business Reinsured that comprise Modified Coinsurance Business on a modified coinsurance basis; and
c.IMR Amount on a coinsurance with funds withheld basis.
Article 4
Reinsurer’s Liability
4.01 The Reinsurer’s liability for reinsurance shall begin simultaneously with the Ceding Company’s liability, but not prior to the Effective Date.
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4.02 The Reinsurer’s liability for reinsurance shall terminate on the earliest of:
a.the date on which the Ceding Company’s liability for the Business Reinsured terminates;
b.the termination effective date as described in Section 23.02; or
c.the Recapture Effective Date as described in Article 13.
4.03 Follow the Fortunes. The Reinsurer’s liability under this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers, and to the same modifications, alterations, terminations and recaptures, as the respective Business Reinsured to which liability under this Agreement attaches, the true intent of this Agreement being that the Reinsurer shall, subject to the terms, conditions and limits of this Agreement, follow the fortunes of the Ceding Company under the Business Reinsured, and the Reinsurer shall be bound, without limitation, by all payments and settlements under the Business Reinsured.
Article 5
Initial Consideration
5.01 Calculation of Initial Consideration. The Ceding Company shall owe to the Reinsurer an initial consideration (the “Initial Consideration”) equal to {(1) + (2) + (3) + [(4) / (5)]}, where:
(1)equals the sum of the Net Statutory Reserve as of the Effective Date for each of the types of General Account Modified Coinsurance Business, each multiplied by the applicable Quota Share for the type of Business Reinsured;
(2)equals the Coinsurance Reserve as of the Effective Date; and
(3)equals the Ceding Commission;
(4)equals the Effective Date IMR; and
(5)equals 0.79.
5.02 Calculation of Initial Modified Coinsurance Adjustment. The Reinsurer shall owe to the Ceding Company an initial modified coinsurance adjustment (the “Initial Modified Coinsurance Adjustment”) equal to the sum of the Net Statutory Reserve as of the Effective Date for each of the types of General Account Modified Coinsurance Business, each multiplied by the applicable Quota Share for the type of Business Reinsured.
5.03 Calculation of Initial Funds Withheld Adjustment. The Reinsurer shall owe to the
Ceding Company an initial funds withheld adjustment (the “Initial Funds Withheld Adjustment”) equal to [(1) + (2)], where:
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(1)equals the Coinsurance Reserve as of the Effective Date; and
(2)equals the Effective Date IMR.
5.04 Settlement of Net Initial Consideration. The Initial Consideration minus the Initial Modified Coinsurance Adjustment minus the Initial Funds Withheld Adjustment shall be the “Net Initial Consideration.” Settlement of the Net Initial Consideration shall be made as follows:
a.Within [REDACTED] Business Days of the Closing Date of this Agreement, the Ceding Company shall deliver a report to the Reinsurer setting forth the Initial Consideration, Initial Modified Coinsurance Adjustment, Initial Funds Withheld Adjustment and the Net Initial Consideration.
b.If the Net Initial Consideration is a positive amount, the Ceding Company shall remit such amount to the Reinsurer within [REDACTED] Business Days of submission of the report. If the Net Initial Consideration is a negative amount, the Reinsurer shall remit the absolute value of such amount to the Ceding Company within [REDACTED] Business Days of receipt of the report by the Reinsurer.
On the Closing Date, the Ceding Company shall allocate to the General Account Portfolios and the [REDACTED] assets mutually determined by the Parties with an aggregate Book Value equal to the sum of the Initial Modified Coinsurance Adjustment plus the Initial Funds Withheld Adjustment.
Article 6
Reinsurance Consideration
6.01 Calculation of Reinsurance Consideration. The “Reinsurance Consideration” shall be calculated for each Accounting Period as [(1) + (2) – (3)], where:
(1)equals the sum of all Premiums earned by the Ceding Company for each type of Business Reinsured, each multiplied by the applicable Quota Share for the type of Business Reinsured; provided that such amount shall exclude any Premiums deposited in the Separate Accounts in accordance with Section 18.02;
(2)equals
(i)if the Ceding Company calculates interest maintenance reserves monthly, the change in Post-Effective IMR generated during the Accounting Period; or
(i)if the Ceding Company calculates interest maintenance reserves quarterly, (a) for each Accounting Period which does not correspond to the last month of a calendar quarter, zero; and (b) for each Accounting Period which corresponds to the last month of a calendar quarter, the change in the Post-Effective IMR generated during the calendar quarter; and
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(3)    equals the Inuring Reinsurance Premium Allowance.
6.02 Settlement. If the Reinsurance Consideration for the Accounting Period is a positive amount, the Ceding Company shall owe such amount to the Reinsurer. If the Reinsurance Consideration for the Accounting Period is a negative amount, the Reinsurer shall owe the absolute value of such amount to the Ceding Company. Settlement shall be made in accordance with Section 11.03.
Article 7
Reinsurance Expense Allowance
7.01 Calculation of Reinsurance Expense Allowance. The “Reinsurance Expense Allowance” shall be calculated for each Accounting Period as the sum for each of the types of Business Reinsured, each multiplied by the applicable Quota Share for the type of Business Reinsured of {[(1) x (2) + [(3) x (4)]} / (5) + (6), where:
(1)equals the number of contracts inforce as of the first day of the applicable Accounting Period;
(2)equals the Per Contract Expense Allowance;
(3)equals the Contract Value for Variable Annuity Business as of the first day of the applicable Accounting Period;
(4)equals the Contract Value Expense Allowance;
(5)equals the number of Accounting Periods in a calendar year; and
(6)equals Commissions incurred for the Accounting Period.
7.02 Settlement. If the Reinsurance Expense Allowance for the Accounting Period is a positive amount, the Reinsurer shall owe such amount to the Ceding Company. If the Reinsurance Expense Allowance for the Accounting Period is a negative amount, the Ceding Company shall owe the absolute value of such amount to the Reinsurer. Settlement shall be made in accordance with Section 11.03.
Article 8
Reinsurance Benefits
8.01 Calculation of Reinsurance Benefits. The “Reinsurance Benefits” shall be calculated for each Accounting Period as the sum for each of the types of Business Reinsured, each multiplied by the applicable Quota Share for the type of Business Reinsured of [(1) – (2) + (3)], where:
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(1)equals all claims payable by the Ceding Company on the Business Reinsured; provided that such amount shall exclude any claims paid from the Separate Accounts in accordance with Section 18.02;
(2)equals the Inuring Reinsurance Recoveries collected in respect of claims under the Business Reinsured; and
(3)equals any Non-Routine Expenses incurred in respect of claims under the Business Reinsured (except as otherwise provided in Section 25.03).
8.02 Settlement. If the Reinsurance Benefits for the Accounting Period is a positive amount, the Reinsurer shall owe such amount to the Ceding Company. If the Reinsurance Benefits for the Accounting Period is a negative amount, the Ceding Company shall owe the absolute value of such amount to the Reinsurer. Settlement shall be made in accordance with Section 11.03.
8.03 Retained Asset Accounts. Certain types of Business Reinsured under this Agreement provide the contractholder or annuitant settlement options that include the deposit of contract proceeds into a retained asset account with the Ceding Company. The Parties agree that (i) the Reinsurer’s sole obligation with respect to such settlement option shall be the payment of the claim to the Ceding Company in accordance with Section 8.01; (ii) upon payment of such claim, all liabilities in respect of such retained assets accounts shall cease to be Business Reinsured, shall cease to be included in the Funds Withheld Assets or Modified Coinsurance Assets and shall cease to be included in the computation of the Funds Withheld Adjustment or Modified Coinsurance Adjustment; and (iii) the Reinsurer shall have no liability or obligation with respect to any disbursements from or interest to be credited to any retained asset account established by the Ceding Company in respect of the Business Reinsured.
Article 9
Modified Coinsurance Adjustment
9.01 Modified Coinsurance Adjustment. The “Modified Coinsurance Adjustment” shall be calculated for each Accounting Period as [(1) – (2)], where:
(1)equals the Investment Credit on Modified Coinsurance Assets for the Accounting Period; and
(2)equals the change in the Modified Coinsurance Reserve for the Accounting Period (where the change equals the Modified Coinsurance Reserve at the end of the Accounting Period minus the Modified Coinsurance Reserve at the beginning of the Accounting Period).
9.02 Investment Credit on Modified Coinsurance Assets. The “Investment Credit on Modified Coinsurance Assets” shall be calculated for each Accounting Period as [(1) + (2) + (3) – (4)], where:
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(1)    equals the gross investment income received, accrued, and accreted, and any related adjustments on the Modified Coinsurance Assets [REDACTED]
;
(2)    equals
(i)if the Ceding Company calculates interest maintenance reserves monthly, the capital gains and losses (including “OTTI” and net of additions or deductions to the Post-Effective IMR for interest related realized capital gains and losses) on the Modified Coinsurance Assets for the Accounting Period; or
(ii)if the Ceding Company calculates interest maintenance reserves quarterly, (a) for each Accounting Period which does not correspond to the last month of a calendar quarter, zero; and (b) for each Accounting Period which corresponds to the last month of a calendar quarter, the capital gains and losses (including “OTTI” and net of additions or deductions to the Post-Effective IMR for interest related realized capital gains and losses) on the Modified Coinsurance Assets for each Accounting Period within the corresponding calendar quarter;
[REDACTED]
;
(3)    equals the change in the market value of the [REDACTED]
; and
(4)    equals the investment expenses allocated for the management of the Modified Coinsurance Assets [REDACTED]
.
9.03 Settlement. If the Modified Coinsurance Adjustment for the Accounting Period is a positive amount, the Ceding Company shall owe such amount to the Reinsurer. If the Modified Coinsurance Adjustment for the Accounting Period is a negative amount, the Reinsurer shall owe the absolute value of such amount to the Ceding Company. Settlement shall be made in accordance with Section 11.03.
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Article 10
Credit for Reinsurance; Funds Withheld
10.01 Credit for Reinsurance. The Reinsurer shall take such actions as may be necessary or appropriate in order to enable the Ceding Company (i) to secure full qualification for reinsurance accounting under SAP applicable to the Ceding Company for the reinsurance ceded to the Reinsurer under this Agreement on a modified coinsurance basis and (ii) to obtain full statutory financial statement credit for the reinsurance ceded to the Reinsurer under this Agreement on a coinsurance with funds withheld basis, in each case, in the statutory financial statements required to be filed by the Ceding Company with the Governmental Authority charged with the supervision of insurance companies in the Ceding Company’s domiciliary state (“Reserve Credit”).
10.02 Funds Withheld. The Ceding Company shall withhold, on behalf of the Reinsurer, the Funds Withheld Assets.
The payment of funds to and the holding of such funds by, the Ceding Company shall not create a trust or fiduciary relationship between the Ceding Company and the Reinsurer, but rather a relationship of debtor and creditor. The Reinsurer shall consider such amount as a receivable.
10.03 Funds Withheld Adjustment. The “Funds Withheld Adjustment” shall be calculated for each Accounting Period as [(1) – (2) – (3)], where:
(1)    equals the Investment Credit on the Funds Withheld Assets;
(2)    equals
(i)if the Ceding Company calculates interest maintenance reserves monthly, the change in the Coinsurance Reserve for the Accounting Period (where the change equals the Coinsurance Reserve at the end of the Accounting Period minus the Coinsurance Reserve at the beginning of the Accounting Period); or
(ii)if the Ceding Company calculates interest maintenance reserves quarterly, (a) for each Accounting Period which does not correspond to the last month of a calendar quarter, zero; and (b) for each Accounting Period which corresponds to the last month of a calendar quarter, the change in the IMR Amount for the calendar quarter (where the change equals the IMR Amount at the end of the calendar quarter, including any amortization of the IMR Amount for the Accounting Period, minus the IMR Amount at the beginning of the calendar quarter); and
(3)    equals the change in the IMR Amount for the Accounting Period (where the change equals the IMR Amount at the end of the Accounting Period, including any amortization of the IMR Amount for the Accounting Period as well as any
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Post-Effective IMR generated during the Accounting Period, minus the IMR Amount at the beginning of the Accounting Period).
10.04 Investment Credit on Funds Withheld Assets. The “Investment Credit on Funds
Withheld Assets” shall be calculated for each Accounting Period as [(1) + (2) - (3)], where:
(1)    equals the gross investment income received, accrued, and accreted, and any related adjustments on the Funds Withheld Assets;
(2)    equals
(i)if the Ceding Company calculates interest maintenance reserves monthly, the capital gains and losses (including “OTTI” and net of additions or deductions to the Post-Effective IMR for interest related realized capital gains and losses) on the Funds Withheld Assets for the Accounting Period; or
(ii)if the Ceding Company calculates interest maintenance reserves quarterly, (a) for each Accounting Period which does not correspond to the last month of a calendar quarter, zero; and (b) for each Accounting Period which corresponds to the last month of a calendar quarter, the capital gains and losses (including “OTTI” and net of additions or deductions to the Post-Effective IMR for interest related realized capital gains and losses) on the Funds Withheld Assets for each Accounting Period within the corresponding calendar quarter; and
(3)    equals the investment expenses allocated for the management of the Funds Withheld Assets.
10.05 Settlement. If the Funds Withheld Adjustment for the Accounting Period is a positive amount, the Ceding Company shall owe such amount to the Reinsurer. If the Funds Withheld Adjustment for the Accounting Period is a negative amount, the Reinsurer shall owe the absolute value of such amount to the Ceding Company. Settlement shall be made in accordance with Section 11.03.
Article 11
Reporting and Settlement
11.01 The Ceding Company shall provide the Reinsurer with information necessary to properly account for, report, validate and manage the Business Reinsured. Information required as specified in this Article shall be provided in a format mutually agreed upon by the Parties.
11.02 Within [REDACTED] days after the close of each Accounting Period, the Ceding Company shall submit an “Accounting Report” including such items outlined in Section 11.03 in a mutually agreeable format. The Ceding Company shall provide or make available to the
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Reinsurer additional documentation as may be reasonably necessary to support the items reported and to manage the risk of the Business Reinsured.
11.03 Settlement. Amounts due between the Parties for each Accounting Period in respect of Reinsurance Consideration, Reinsurance Expense Allowance, Reinsurance Benefits, the
Modified Coinsurance Adjustment, the Funds Withheld Adjustment, [REDACTED]
and any other
amounts due between the Parties, including adjustments for previously estimated items and preliminary settlements, shall be determined on a net basis as reported by the Ceding Company on the Accounting Report. If the balance is payable to the Reinsurer the Ceding Company shall remit payment within [REDACTED] days of submission of the Accounting Report. If the balance is payable to the Ceding Company, the Reinsurer shall remit payment to the Ceding Company within [REDACTED] days after receiving the Accounting Report. Payment shall be made in cash.
11.04 General Account Portfolio Adjustment. Within [REDACTED] days after payment of the net settlement pursuant to Section 11.03, if (a) the aggregate Book Value of the assets in the General Account Portfolio (as of the end of the Accounting Period to which such net settlement relates, as set forth in the Accounting Report) minus (b) the sum, as of the end of such Accounting Period, of the Modified Coinsurance Reserve plus the Coinsurance Reserve plus the IMR Amount:
a.is a positive amount, then the Ceding Company may withdraw assets from the General Account Portfolio with an aggregate Book Value not greater than such amount;
b.is a negative amount, then the Ceding Company shall allocate to the General Account Portfolio assets with an aggregate Book Value not less than such amount.
11.05 Upon mutual agreement of the Parties, the Ceding Company may estimate, in good faith, any amounts for purposes of settlement under this Agreement. Any such estimates shall be adjusted on the basis of the actual amounts due between the Parties as soon as available. The Parties may agree to include interest on such adjusted amounts at the Delayed Payment Interest Rate.
11.06 Any undisputed payment not made within the above specified time periods will be considered delinquent, unless the payment period is extended as agreed upon by both Parties in writing. The Party to whom delinquent payments are owed may elect to charge interest at its sole discretion. If the owed Party chooses to charge interest, such delinquent payments will accrue interest at the Delayed Payment Interest Rate beginning as of the close of business on the payment due date. Such interest shall become immediately due and payable by the applicable Party.
11.07 Other Reports. The Reinsurer shall provide the Ceding Company written notice within
[REDACTED] Business Days after becoming aware of the Reinsurer’s BSCR Ratio falling
below [REDACTED]    .
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Article 12
Inuring Reinsurance
12.01 It is the intention of the Parties that the Reinsurer shall bear the costs and reap the benefits of the Inuring Reinsurance in proportion to its applicable Quota Share. In exchange for the Reinsurer providing the Ceding Company with an Inuring Reinsurance Premium Allowance in order to pay the premiums under the Inuring Reinsurance agreements, the Reinsurer shall be entitled to a reduction in its liability to the extent of Inuring Reinsurance Recoveries actually received by the Ceding Company. The Reinsurer shall bear the costs of any non-performance of the reinsurers under the Inuring Reinsurance agreements in proportion to its applicable Quota Share.
12.02 The Ceding Company shall use commercially reasonable efforts to enforce all of its rights under the Inuring Reinsurance and to collect all Inuring Reinsurance Recoveries.
Article 13
Recapture
13.01 The Business Reinsured will be eligible for recapture by the Ceding Company if:
a.the Reinsurer is deemed insolvent, in accordance with Section 15.04;
b.the Reinsurer is delinquent on any material undisputed amount due to the Ceding Company determined in accordance with Section 11.03 and the Reinsurer has failed to pay the undisputed amount due together with interest calculated in accordance with Section 11.05, within [REDACTED] days after the Reinsurer receives notice of such delinquency from the Ceding Company;
c.the Ceding Company is not permitted to take Reserve Credit as described in Section 10.01 for a period of [REDACTED] days (or for a period of the number of days remaining in the then-current calendar quarter, if such period is shorter than [REDACTED] days); or
d.the Reinsurer’s BSCR Ratio as of [REDACTED]    is
below [REDACTED]    and the Reinsurer has failed to provide the Ceding Company with evidence that the Reinsurer has restored its
BSCR Ratio to at least [REDACTED]    within [REDACTED]
[REDACTED]    .
13.02 In the event the Business Reinsured becomes eligible for recapture in accordance with Section 13.01, the Ceding Company may recapture the Business Reinsured by providing the Reinsurer with written notice of its intent to recapture within [REDACTED] [REDACTED] after the Ceding Company becomes aware that an event described in
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Section 13.01 has occurred. If the Ceding Company so elects to recapture, the “Recapture Effective Date” shall be:
a.the effective date of the insolvency of the Reinsurer, in case of a recapture pursuant to Section 13.01.a; or
b.the date specified in the notice of recapture (which shall be a date at least ten (10) days following date of delivery of notice of recapture), in case of recapture pursuant to Section 13.01.b, 13.01.c or 13.01d.
13.03 If the Ceding Company elects to recapture in accordance with Section 13.01:
a.the Ceding Company shall recapture all of the Business Reinsured, unless the Parties agree otherwise; and
b.the Parties shall perform a Terminal Cash Settlement in accordance with the terms of Article 22.
Notwithstanding Section 13.01.b, recapture shall not be construed as the sole remedy available to the Ceding Company under this Agreement.
Article 14
Offset
14.01 Offset. The Parties shall have, and may exercise at any time, the right to offset any balance or balances whether on account of premiums or on account of losses or otherwise, due from one Party to the other under this Agreement or any other reinsurance agreement between the Parties.
Article 15
Insolvency
15.01 In the event of the insolvency of the Ceding Company, as determined by the regulatory agency responsible for such determination, all reinsurance will be payable by the Reinsurer on the basis of the liability of the Ceding Company under the Business Reinsured hereunder directly to the liquidator, receiver or statutory successor of the Ceding Company, without diminution because of the insolvency of the Ceding Company and all Books and Records of the Ceding Company will immediately be available to such liquidator, receiver or statutory successor or the applicable commissioner. In any such event, the reinsurance being provided hereunder shall be payable immediately upon demand, within reasonable provision for verification, on the basis of claims allowed against the Ceding Company by any court of competent jurisdiction or by any liquidator, receiver or statutory successor. The Reinsurer shall have no automatic right to
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terminate this Agreement if the Ceding Company is placed in receivership. The Reinsurer will continue to maintain any systems, programs or other infrastructure notwithstanding a seizure of the Ceding Company by the Commissioner under Chapter 704c of the Connecticut General Statutes and will make them available to the receiver for as long as the Reinsurer continues to receive timely payment under the terms of this Agreement.
15.02 In the event of the insolvency of the Ceding Company, the liquidator, receiver or statutory successor shall give written notice to the Reinsurer of all pending claims against the Ceding Company on the Business Reinsured within a reasonable time after such claim is filed in the insolvency proceeding. While a claim is pending, the Reinsurer may investigate and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver or statutory successor.
15.03 The expenses incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of the insolvent Ceding Company to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.
15.04 For purposes of this Section 15.04, the Reinsurer shall be deemed insolvent when the Reinsurer:
a.applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets;
b.is adjudicated as bankrupt or insolvent;
c.files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or
d.becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the Reinsurer’s domicile and such order remains undismissed and unstayed for a period of [REDACTED]
.
15.05 The effective date of the insolvency shall be the date on which the above described event occurred.
15.06 In the event of the insolvency of either Party, the rights or remedies of this Agreement will remain in full force and effect.
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Article 16
Dispute Resolution
16.01 In the event that any dispute between the Parties cannot be resolved to mutual satisfaction, the dispute will first be subject to good faith negotiation, as described below, in an attempt to resolve the dispute without the need to institute formal arbitration proceedings.
16.02 Within [REDACTED] Business Days after one of the Parties has given the other the first written notification of the specific dispute, each of the Parties shall appoint a designated officer to attempt to resolve the dispute. The designated officers shall meet at a mutually agreeable location as early as possible and as often as necessary, in order to discuss the dispute and to negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information shall be honored. The designated officers shall decide the specific format for such discussions.
16.03 If the designated officers cannot resolve the dispute within [REDACTED] days of their first meeting, the Parties may agree in writing to extend the negotiation period for an additional period. No later than [REDACTED] days after the final negotiation meeting, the designated officers taking part in the negotiation shall give both Parties written confirmation that they are unable to resolve the dispute. Either Party may then choose to submit the dispute to formal arbitration in accordance with Article 17.
Article 17
Arbitration
17.01 It is the intention of the Parties that the customs and practices of the life insurance and life reinsurance industries will be given full effect in the operation and interpretation of this Agreement. The Parties shall act in all matters with the utmost good faith. However, if the Parties cannot mutually resolve a dispute that arises out of or relates to this Agreement in accordance with Article 16, the dispute will be decided through arbitration as described in Section 17.02 through 17.07 below.
17.02 An arbitration panel consisting of three past or present officers of life insurance or life reinsurance companies not affiliated with either of the Parties in any way shall settle the dispute. Each Party shall appoint one arbitrator within thirty (30) days of the demand for formal arbitration and the two so appointed shall then appoint the umpire. If either Party refuses or neglects to appoint an arbitrator within the thirty (30) days, the other Party may appoint the second arbitrator. If the two arbitrators cannot agree on the umpire within thirty (30) days after both arbitrators have been appointed, the two arbitrators shall select an umpire in accordance with paragraph 6.7 of the Procedures for Resolution of U.S. Insurance and Reinsurance Disputes, dated September 1999 using candidates from the
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ARIAS-US Certified Arbitrators List in effect at the time of the commencement of the arbitration.
17.03 Within thirty (30) days after the appointment of the umpire, the arbitration panel shall meet and determine timely periods for briefs, discovery procedures, and schedules for hearings. Unless the arbitration panel agrees otherwise, the arbitration shall take place in Hartford, Connecticut and, insofar as the arbitration panel looks to the substantive law, it shall consider the laws of the State of Connecticut. The arbitration panel shall have the power to set all procedural rules for the arbitration, including the discretion to make any order with respect to pleadings, discovery, depositions, scheduling, the hearing, reception of evidence and any other matter whatsoever relating to the conduct of the arbitration.
17.04 Within sixty (60) days after the beginning of the arbitration proceedings the arbitration panel shall issue a written, reasoned decision on the dispute and a statement of any award to be paid as a result. The decision will be based on the terms and conditions of this Agreement as well as the usual customs and practices of the life insurance and life reinsurance industry, rather than on strict interpretation of the law. The decision will be final and binding on both Parties and there will be no further appeal. Judgment upon the award may be entered in any court having jurisdiction thereof.
17.05 In the absence of a decision to the contrary by the arbitration panel, each Party shall bear the expense of its own arbitration activities, including, but not limited to, its appointed arbitrator’s fees, outside attorney fees, witness fees, expenses incurred in the taking or preservation of testimony, and other related expenses.
17.06 The expense of the third arbitrator and other costs directly attended to the arbitration proceeding will be allocated between and paid by the Parties in proportion to those matters in the proceeding that are resolved against each Party.
17.07 The Parties may mutually agree to extend any of the periods shown in this Article.
Article 18
General Account Portfolios; Separate Accounts; Investment
Guidelines; Hedging
18.01 General Account Portfolios. On the Closing Date, the Ceding Company shall establish the General Account Portfolios and the [REDACTED] for the Business Reinsured and will transfer assets thereto in accordance with Article 5. The Ceding Company will hold such assets separate from the Ceding Company’s other assets. The Ceding Company shall retain, own and control all assets in relation to the General Account Portfolios and the [REDACTED] The Ceding Company (or any successor by operation of law of the Ceding Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) may withdraw Modified Coinsurance Assets or Funds Withheld Assets from the General Account Portfolios only for one or more of the following purposes:
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a.to pay or reimburse the Ceding Company for any Reinsurance Benefits payable by the Ceding Company;
b.to reimburse the Ceding Company for any portion of the net settlement due in accordance with Section 11.03 or other amounts due hereunder but not yet recovered from the Reinsurer within [REDACTED] days after such portion becomes due and payable; or
c.as provided in Section 11.04, Section 18.05.a.i and Section 18.05.a.iii.
The Ceding Company shall promptly return to the General Account Portfolios any amounts withdrawn from the General Account Portfolios that are in excess of the actual amounts required for the purposes set forth above in this Section 18.01, together with any investment income received thereon. Any amounts withdrawn by the Ceding Company pursuant to this Section 18.01 and not yet applied as permitted pursuant to this Section shall at all times be held by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) in constructive trust for the benefit of Reinsurer for the sole purpose of funding the payments and reimbursements described in this Section 18.01.
18.02 Separate Accounts. For each of the contracts comprising the Variable Annuity Business, the amount to be invested on a variable basis or otherwise held in the related Separate Accounts in accordance with the terms of the contracts shall be held by the Ceding Company in the Separate Accounts, and all Premiums with respect to such variable portion of the contracts shall be deposited in the Separate Accounts to the extent required by such contracts. The Ceding Company shall retain, own and control all assets contained in the Separate Accounts including the management and control of the investment fund options thereof and shall hold the Fund Value attributable to such Separate Accounts with respect to the Business Reinsured that are funded, in whole or in part, by one or more of the Separate Accounts and such Fund Value attributable to such Separate Accounts shall be reported by the Ceding Company on its Separate Account balance sheets consistent with SAP applicable to the Ceding Company.
For each of the contracts comprising the Variable Annuity Business, the amount to be paid with respect to surrenders, loans, annuitization payments, death benefits or any other amounts with respect to such contracts shall be paid out of the Separate Accounts to the extent required by such contracts.
18.03 Investment Guidelines. The Ceding Company or its appointed investment manager shall invest the assets included in the General Account Portfolios in accordance with the Investment Guidelines. Changes to the Investment Guidelines shall require the mutual consent of the Parties. [REDACTED]
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[REDACTED]
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[REDACTED]

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c.    [REDACTED]
Article 19
Entire Agreement
19.01 Entire Agreement. This Agreement constitutes the entire agreement of the Parties pertaining to the transaction contemplated by this Agreement. This Agreement supersedes and replaces all oral or written agreements previously made or existing by and between the Parties or their Representatives with regard to the transaction contemplated by this Agreement.
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19.02 Amendments. This Agreement shall not be amended or modified except by written agreement, signed by a duly authorized officer of each Party and may not be amended without the prior approval of the Connecticut Insurance Department.
Article 20
Non-Guaranteed Elements; Changes
20.01 Non-Guaranteed Elements. From and after the Effective Date, the Ceding Company shall establish Non-Guaranteed Elements for the Business Reinsured in accordance with the Non-Guaranteed Element Policy. The Reinsurer may make recommendations to the Ceding Company and the Ceding Company shall fully consider such recommendations and shall not unreasonably reject any such recommendations that comply with the terms of the Business Reinsured, applicable law and applicable Actuarial Standards of Practice, however, the Ceding Company shall retain the ultimate authority to establish Non-Guaranteed Elements in accordance with the Non-Guaranteed Element Policy.
20.02 Fund Changes. The Ceding Company may, at its sole discretion, amend, substitute, add or delete funds to the contracts underlying the Business Reinsured.
20.03 Changes to Inforce Business. The Ceding Company shall notify the Reinsurer not less than [REDACTED] days prior to the proposed effective date of any material amendment or modification to any of the contracts underlying the Business Reinsured. Such proposed amendment or modification will be deemed to have been accepted by the Reinsurer and will become effective on the date specified by the Ceding Company in such notice, unless the Reinsurer has notified the Ceding Company in writing within [REDACTED] days of receipt of such notice that it rejects such proposed change; provided that the Reinsurer may not reject any such amendment or modification that is required by the terms of the applicable contract or required by a governmental authority or by applicable law. Any rejection shall not be unreasonable and must set forth the reason(s) why the Reinsurer has rejected the proposed amendment or modification. If the Reinsurer does not reject the proposed change, the Reinsurer will share, in accordance with its applicable Quota Share, in the increase or decrease in liability as a result of the change in the Business Reinsured. If the Reinsurer rejects the proposed amendment or modification as permitted by this Section, then the Reinsurer’s liability hereunder shall be determined as though the rejected amendment or modification had not been made.
20.04 Changes to Inuring Reinsurance.
a.    The Ceding Company shall notify the Reinsurer not less than [REDACTED] days prior to effectuating any material amendment, recapture or termination of any Inuring Reinsurance, or entering into any reinsurance agreement that would constitute Inuring Reinsurance hereunder. Such proposed amendment, recapture. termination or new agreement will be deemed to have been consented to by the Reinsurer unless the Reinsurer has notified the Ceding Company in
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writing, within [REDACTED] days of receipt of such notice, that it rejects such proposal. Any rejection shall not be unreasonable and must set forth the reason(s) why the Reinsurer has rejected the proposed amendment, recapture, termination or new reinsurance agreement. In case of rejection, the Reinsurer’s liability hereunder shall be determined as though such amendment, recapture or termination had not been effected, or such new reinsurance agreement had not been entered into, and any such new reinsurance agreement shall be deemed not to constitute “Inuring Reinsurance” hereunder; otherwise, the Reinsurer’s liability hereunder shall be determined after giving effect to such amendment, recapture, termination or new reinsurance agreement.
b.    [REDACTED]
20.04 Contractholder Initiatives. The Ceding Company shall not, and shall not permit its affiliates to, directly or indirectly, undertake, solicit, sponsor or support any Internal Replacement or any other Contractholder Initiative, except with the prior written consent of the Reinsurer. The Ceding Company may notify the Reinsurer not less than [REDACTED] days prior to the commencement of any proposed Internal Replacement or any other Contractholder Initiative, and the Reinsurer shall be deemed to have consented to such proposed Internal Replacement or Contractholder Initiative unless the Reinsurer has notified the Ceding Company in writing within [REDACTED] days of receipt of such notice that it rejects such proposal. Any rejection shall not be unreasonable and must set forth the reason(s) why the Reinsurer has rejected the proposed Internal Replacement or Contractholder Initiative.
20.05 All notices pursuant to this Article 20 shall be in accordance with Section 26.02 and shall be delivered to a person designated by the Reinsurer in writing.
Article 21
General Provisions
21.01 Recordkeeping; Audit. The Ceding Company shall maintain all Books and Records that relate to this Agreement and the Business Reinsured in accordance with industry standards of insurance record keeping, and shall maintain an adequate system of internal controls and procedures for financial reporting relating to the Business Reinsured. The Reinsurer (or its duly authorized Representative) and the Connecticut Insurance Department, may, at any reasonable time and upon reasonable notice, inspect and audit such Books and Records, and shall have reasonable access to appropriate personnel of the Ceding Company. The Ceding Company will maintain oversight for functions provided by the Reinsurer and the Ceding Company will monitor services annually for quality assurance.
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21.02 Assignment. The rights, duties and obligations of the Parties under this Agreement shall not be assigned, in whole or in part, except as otherwise provided herein, by either Party without the prior written consent of the other Party and the Connecticut Insurance Department.
21.03 Severability. If any provision of this Agreement shall be declared or found to be illegal, invalid, unenforceable, or void, the Parties shall be relieved of their obligations under such provision. The validity of the remaining provisions shall not be affected. To the extent possible, the Parties shall work in good faith to amend this Agreement to address such provision.
21.04 Governing Law. This Agreement shall be governed as to performance, administration and interpretation by the laws of the State of Connecticut, exclusive of the rules with respect to conflicts of law.
21.05 Consent to Jurisdiction. Subject to the terms and conditions of Article 16, the Reinsurer agrees that in the event of the failure of the Reinsurer to perform its obligations under the terms of this Agreement, the Reinsurer, at the request of the Ceding Company, shall (a) submit to the jurisdiction of any court of competent jurisdiction in the State of Connecticut, (b) comply with all requirements necessary to give such court jurisdiction, and (c) abide by the final decision of such court or of any appellate court in the event of an appeal. This Section 21.05 is not intended to conflict with or override Article 17.
21.06 Service of Process. The Reinsurer hereby designates the Commissioner of the state of domicile of the Ceding Company as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company. A copy of any such process shall be delivered to the Reinsurer in accordance with Section 25.01. This Section 21.06 is not intended to conflict with or override Article 17.
21.07 Errors and Omissions. Unintentional errors, omissions, oversights, delays or misunderstandings (collectively “Error”) in the administration of this Agreement by either Party, shall not invalidate the reinsurance hereunder. As soon as reasonably possible after discovery, notice shall be provided, the Error shall be rectified and both Parties shall be restored, to the extent possible, to the position they would have occupied had the Error not occurred.
However, if it is not reasonably possible to restore each Party to the position it would have occupied if not for the Error, the Parties shall endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable and most closely approximates the intent of the Parties as evidenced by this Agreement. Nothing set forth in this Section 21.07 shall be construed as a waiver by either Party of its right to enforce strictly the terms of this Agreement.
21.08 Headers. Headers are provided for reference purposes only and are not made a part of this Agreement.
21.09 Non Waiver. No act, delay, omission, course of dealing or prior transaction by or between the Parties to this Agreement shall constitute a waiver of any right or remedy
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under this Agreement. No waiver of any right or remedy under this Agreement shall be construed to be a waiver of any other or subsequent right or remedy under this Agreement.
21.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement.
21.11 Force Majeure. Neither Party shall be liable for any delay or non-performance of any obligation contained herein nor shall any such delay or non-performance constitute a default hereunder, or give rise to any liability for damages if such delay or nonperformance is caused by an event of Force Majeure. The existence of any event of Force Majeure shall extend the term of performance on the part of such Party to complete performance in the exercise of reasonable diligence after the event of Force Majeure has been removed. "Force Majeure" as used in this Agreement shall mean an event, explosion, action of the elements, strike or other labor relations problem, restriction or restraint imposed by law, rule or regulation of any public authority, whether federal, state or local, and whether civil or military, act of any military authority, interruption of transportation facilities or any other cause which is beyond the reasonable control of such Party and which by the exercise of reasonable diligence such Party is unable to prevent.
21.12 Survival. All provisions of this Agreement shall survive its termination to the extent necessary to carry out the purpose of this Agreement or to ascertain and enforce the Parties’ rights or obligations hereunder existing at the time of termination.
21.13 Currency. All amounts payable under this Agreement will be payable in United States Dollars.
[REDACTED]
Article 22
Terminal Cash Settlement
22.01 Terminal Cash Settlement Calculation.
a.    In the event this Agreement is terminated in accordance with Section 13.01 or Section 23.02, the Ceding Company shall calculate a “Terminal Cash Settlement,” determined as of either the Recapture Effective Date or the termination effective date provided for in Section 23.02, as applicable, equal to {(1) - (2) + (3) – (4) + [(5) x (6) / (7)] + (8)}, where:
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(1)equals any outstanding balance due from the Reinsurer to the Ceding Company as calculated in accordance with Section 11.03 from the end of the last Accounting Period to the Recapture Effective Date or termination effective date, as applicable;
(2)equals any outstanding balance due from the Ceding Company to the Reinsurer as calculated in accordance with Section 11.03 from the end of the last Accounting Period to the Recapture Effective Date or termination effective date as applicable;
(3)equals any other net amount due and payable by the Reinsurer to the Ceding Company pursuant to this Agreement;
(4)equals any other net amount due and payable by the Ceding Company to the Reinsurer pursuant to this Agreement;
(5)equals the IMR Amount as of the Recapture Effective Date or termination effective date;
(6)equals HCTR;
(7)equals (1 – HCTR); and
(8)equals the Unamortized Ceding Commission.
b.The Ceding Company shall provide the Reinsurer with notice of the Terminal Cash Settlement so calculated, including reasonable supporting documentation.
c.If the Terminal Cash Settlement is positive, such amount shall be payable by the Reinsurer to the Ceding Company. If the Terminal Cash Settlement is negative, the absolute value of such amount shall be payable by the Ceding Company to the Reinsurer.
22.02 Terminal Cash Settlement Payment. The Terminal Cash Settlement shall be due [REDACTED] Business Days following receipt of notice of the Terminal Cash Settlement by the Reinsurer as described in Section 22.01.
If the Terminal Cash Settlement is not paid within the above specified time period, it will be considered delinquent, unless the payment period is extended as agreed upon by both Parties in writing. Delinquent payments shall accrue interest at the Delayed Payment Interest Rate as of the close of business on the payment due date. Such interest shall become immediately due and payable by the applicable Party.
22.03 If the Business Reinsured is recaptured for reasons other than those set forth in Section 13.01 or terminated for reasons other than those set forth in Section 23.03, the Terminal Cash Settlement shall be mutually determined by the Parties, and in such event, the Terminal Cash Settlement shall be payable in accordance with Section 22.02 with the exception that such payment shall be due [REDACTED] Business Days following the mutual determination of the Terminal Cash Settlement.
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22.04 Upon recapture and the payment of the Terminal Cash Settlement, each Party’s obligations under this Agreement will terminate as of the Recapture Effective Date or the termination effective date provided for in Section 23.02, as applicable, except as provided in Section 21.12 or as otherwise expressly provided herein.
Article 23
Commencement and Termination
23.01 Duration of Agreement. This Agreement shall be effective as of October 1, 2021 (the “Effective Date”) and shall remain in force hereunder until the earlier of (a) the date on which the Ceding Company’s liability for all Business Reinsured terminates; and (b) the Recapture Effective Date, provided that the Terminal Cash Settlement has been made.
23.02 Termination Due to Non-Payment of Amounts Due. Notwithstanding Section 23.01, when undisputed amounts, determined in accordance with Section 11.03, due the Reinsurer are not paid within the timing specified in Section 11.03, the Reinsurer shall have the right to issue a written notice of termination of this Agreement (the "Nonpayment Termination Notice") for the nonpayment of undisputed amounts, in accordance with Section 25.01, which shall include the amount past due (the “Past Due Amount”). If, within [REDACTED] days of the Ceding Company’s receipt of the Nonpayment Termination Notice, the Ceding Company remits the undisputed Past Due Amount together with interest on such amount calculated in accordance with Section 11.05, the Reinsurer’s Nonpayment Termination Notice shall be withdrawn. If the Ceding Company does not remit such undisputed Past Due Amount in full, together with interest thereon calculated in accordance with Section 11.05, on or prior to such date, reinsurance under this Agreement shall terminate effective as of the last day of the Accounting Period for which the Reinsurer was last paid in full pursuant to Section 11.03 and the Parties shall perform a Terminal Cash Settlement in accordance with the terms of Article 22.
If, for any reason, the Parties disagree as to the amount of Past Due Amount, the matter shall be subject to the dispute resolution and arbitration procedures set forth in Articles 16 and 17, and during such time this Agreement shall remain in full force and effect provided the Ceding Company pays what the Ceding Company reasonably believes to be the Past Due Amount. Any award or order by the arbitration panel will be paid in accordance with the terms and conditions of such award or order.
The Ceding Company shall not force termination of this Agreement through the nonpayment of amounts due. Notwithstanding this Article 23, termination shall not be construed as the sole remedy available to the Reinsurer under this Agreement.
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Effective October 1, 2021    Page 33

Article 24
Proprietary Information; Confidentiality
24.01 During the course of performance under this Agreement, a Party (the “Owner”) or its Representative may make available to the other Party (the “Recipient”) or its Representative certain materials such as manuals, contract owner lists, data files and the data contained therein, systems, forms, methods, processes, and procedures and other information or data (collectively “Proprietary Information”) which are proprietary or trade secret in nature. Information known in the public domain, or which is or was publicly disclosed to Recipient by any Party not under a duty to retain such information as confidential, shall not constitute Proprietary Information.
24.02 Each Party acknowledges that all Proprietary Information is offered for the sole purpose of facilitating the rendering of services under this Agreement. Further, each Party agrees that the Owner is deemed to be the sole owner of such Proprietary Information.
24.03 The Parties shall hold all Proprietary Information in trust and confidence and shall use Proprietary Information only for purposes of this Agreement. Unless required by law or regulation (including in connection with any judicial or administrative proceeding(s)), neither Party shall disclose any Proprietary Information without the express written consent of the other Party. Notwithstanding the foregoing, the Parties may disclose Proprietary Information to their Representatives who need to know such Proprietary Information to carry out the purposes for which it was disclosed (it being understood that the Party disclosing the Proprietary Information shall inform its Representatives of the confidential nature of the Proprietary Information, shall cause such Representatives to observe the terms of this Agreement and shall be liable for any breach of this Agreement by itself or any of its Representatives).
24.04 In the event a Party or its Representative breaches this obligation, the Owner shall have all rights and remedies available under law and equity, including the right to protect its Proprietary Information by injunction, without proving economic loss, which the Parties acknowledge and concede is appropriate and necessary to protect the value of the Owner’s Proprietary Information.
24.05 Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each Party to this Agreement (and each Representative of such Party) may consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of the transaction (the “Tax Treatment”), and disclose to any and all persons, without limitation of any kind, the Tax Treatment and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to the Tax Treatment. The permission to disclose the Tax Treatment is limited to any facts relevant to the Tax Treatment and does not include information relating to the identity of the Parties.
24.06 In the event either Party is served with a subpoena, request for production of documents or other legal process with respect to Proprietary Information, such Party shall immediately notify and send a copy of such subpoena or legal process to the other Party
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so that the other Party may determine whether any of its Proprietary Information may be included in the data required to be produced. Such other Party may, at its own expense, take such legal action as it deems necessary to preserve the confidentiality of its Proprietary Information or may waive its rights to do so.
24.07 To the extent possible, Proprietary Information shall be promptly destroyed by the Recipient upon the termination of this Agreement or, with respect to any particular data files and data, on such earlier date that the same are no longer required by Recipient in order to render services hereunder. Notwithstanding the foregoing, the Recipient will not be obligated to destroy any Proprietary Information that is retained for back-up or archiving purposes, in accordance with a document retention policy, or that the Recipient, in the opinion of counsel, is legally compelled to keep and store.
24.08 The Parties shall notify each other immediately and in writing of all circumstances surrounding any access to or possession of Proprietary Information by any person other than persons authorized by this Agreement.
24.09 This Article shall survive the termination of this Agreement.
Article 25
Administration
25.01 The Ceding Company shall administer the Business Reinsured and provide all required, necessary and appropriate administrative and other services with respect to the Business Reinsured in accordance with the terms hereof (the “Services”), The Ceding Company shall provide the Services (a) in accordance in all material respects with the terms of the contracts underlying the Business Reinsured, the applicable terms of this Agreement, and Applicable Law and (b) subject to the foregoing, in substantially the same manner from a quality perspective and using at least the same standards of skill, diligence, care, effort and expertise applied by the Ceding Company in providing the Services during the twelve (12)-month period prior to the Effective Date. The Ceding Company will not materially change, alter or otherwise compromise its administrative practices that could have a material adverse effect on the Reinsurer with respect to the Business Reinsured without the prior written consent of the Reinsurer; such consent not to be unreasonably withheld, conditioned or delayed, it being understood that this sentence shall not be construed to alter the Ceding Company’s other obligations under this Agreement.
25.02 [REDACTED]
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[REDACTED]
25.03 The Ceding Company shall advise the Reinsurer of its intention to contest, compromise or litigate (a “Contest”) any claim involving the Business Reinsured. The Reinsurer shall pay its share of the expense of the Contest in addition to the Reinsurer’s Quota Share of the applicable Reinsurance Benefits, or it may choose not to participate. If the Contest results in the reduction of its liability and the Reinsurer has chosen to participate therein, the Reinsurer will share in such reduction in proportion to the Reinsurer’s Quota Share. If the Reinsurer chooses not to participate, it will discharge its liability by payment to the Ceding Company of the Reinsurer’s Quota Share of the Reinsurance Benefits in respect of the claim, and in such case the Reinsurer shall not be responsible any portion of the expense of the Contest or any Extra Contractual Obligations arising therefrom.
Article 26
Notices
26.01 Notices. All demands, notices, reports and other communications provided for herein shall be delivered by the following means: (i) hand delivery, (ii) overnight courier service (e.g., FedEx, UPS Overnight, etc.); (iii) registered or certified U.S. mail, postage prepaid and return receipt requested; or (iv) facsimile transmission or e-mail provided that the fax or e-mail is confirmed by delivery using one of the three methods identified in clauses (i) through (iii). All such demands, notices, reports and other communications shall be delivered to the Parties as follows:

If to the Ceding Company:	If to the Reinsurer:
[REDACTED] Head of Reinsurance Talcott Resolution Life Insurance Company 1 Griffin Rd N Windsor, CT 06095 United States	Chief Financial Officer TR Re, Ltd. Cumberland House, 7th Floor 1 Victoria Street Hamilton HM11 Bermuda
With copies (which shall not constitute notice) to:

[REDACTED] General Counsel Talcott Resolution Life Insurance Company 1 Griffin Rd N Windsor, CT 06095 United States

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Either Party may change the names or addresses where notice is to be given by providing notice to the other Party of such change in accordance with this Section 25.01.
26.02 Other Communications. Notwithstanding Section 26.01, the Parties agree that communications in the course of the routine administration of this Agreement may be sent to the specific contact(s) identified by the receiving Party from time to time.
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Effective October 1, 2021    Page 37